EXHIBIT 23(d)(2)
Investment Advisory Agreement

Re:	NRM Investment Company	(the “Account”)

The undersigned (“Client”) hereby employs Haverford Financial Services, Inc. (“Haverford”) as investment manager for the Account. Haverford agrees to serve in that capacity under the following terms and conditions:

1. Authority – Haverford shall have full power to direct, manage, and change the investment and reinvestment of the assets in the Account, the proceeds thereof, and any additions thereto, and to take other action with respect to such assets, all without prior consultation with Client, in accordance with the Client’s investment objectives, guidelines, and/or restrictions as identified in Schedule A and as the Client may, from time to time, furnish Haverford in writing. In providing all services hereunder, Haverford is entitled to rely on the financial information and other information provided by Client without any duty or obligation to investigate the accuracy or completeness of the information. Haverford does not guarantee the investment performance of any of the investments in the Account.

The Financial Advisor/Consultant who facilitated the introduction to Haverford shall assist Client in completing the investment Policy and Guidelines, which is used to define Client’s investment objectives, strategies and investment restrictions, if any, Client’s responses to the Investment Policy and Guidelines will be relied upon by Haverford to invest Client’s account. Client’s Financial Advisor/Consultant shall accept from you inquiries about your Account and coordinate the provision of responses to Client and will be responsible for providing Client with all Account documents, disclosures and other necessary documents. Client’s Financial Advisor/Consultant will contact Client at least annually to inquire whether anything has changed in Client’s financial circumstances or investment objectives that might affect the manner in which Account assets are managed. The Financial Advisor/Consultant shall convey material updated information obtained from these annual contacts to Haverford.

2. Custody – The Custodian specified by Client in Schedule A (“Custodian”) shall retain possession of, and have complete custodial responsibility for, the assets managed by Haverford for Client’s Account. Client shall cause the Custodian to maintain appropriate records as to the receipt and delivery of securities and the daily composition of the assets managed by Haverford for Client’s Account and to retain certificates representing such securities in a manner that will facilitate prompt effecting of securities transactions. The Custodian will be instructed by Client to deliver securities sold and pay for securities purchased in accordance with copies of confirmations received by the Custodian and, if Haverford so requests, to settle transactions in amounts equal to any executions confirmed even though such an execution may represent only a part of a larger order. The Custodian shall be responsible for obtaining timely delivery of securities and Client shall direct the Custodian to send copies of settlement advices to Haverford. Haverford will not be responsible for any failure of the Custodian to act in accordance with Haverford’s instructions and direction. Client shall indemnify and hold harmless Haverford with respect to any liability, including expenses and attorney fees, which may arise from such Custodian’s failure to act. In the event the Client appoints a Successor custodian of such assets, and unless Haverford is notified otherwise by the Client in writing, this contract will continue to apply to such assets and remain in full force and effect.

3. Proxy Voting – Unless this box ☐ is checked, Haverford shall vote all proxies solicited by, or with respect to, the issuers of securities in which assets of the Account may be invested, provided that Haverford receives sufficient notice of meeting and proxy material. .

4. Communications – Instructions with respect to securities transactions may be given orally or via facsimile and where deemed necessary, may be confirmed in writing as soon as possible. Notices required to be given under this agreement, but not including reports to clients, shall be deemed given when received at the address set out in Schedule A, and, as to the Custodian, at such address as it may specify to the Haverford in writing, or at such other address as a party to receive notice may specify in a notice given in accordance with this provision. Haverford may rely on any notice from any person reasonably believed to be genuine and authorized.

5. Brokerage Discretion (please initial your selection) –

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Haverford may, in its sole discretion, place orders’ for the purchase, sale or exchange of securities with such brokers and dealers and for such commission rates as it deems appropriate. Haverford, is not obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost to your Portfolio, so long as Haverford reasonably believes that the broker or dealer selected by it can be expected to obtain “best execution” market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage, clearance, settlement, research and other services (including services befitting your Portfolio or other Portfolios of Haverford) provided by such broker or dealer to Haverford.

Initial

Client directs Haverford to use the broker-dealer specified by Client in Schedule A (“Broker”) to execute all transactions for the Account. Client understands that as a result of this direction, Haverford will not seek better execution services, prices, or volume discounts from other broker-dealers and, as a result, Client may pay higher commissions and/or receive less favorable net prices on transactions for the Account than would otherwise be the case. Client further understands that, if trades cannot be aggregated, Haverford may have to enter trade orders for the Account after orders for other clients, with the result that market movement may work against the Account. Client further understands that conflicts may arise between Client’s best interest in receiving best execution with respect to transactions effected for the Account and Haverford’s interest in receiving future client referrals from the Broker. You also understand and acknowledge that, it is the responsibility of the Broker to notify the Custodian of any Portfolio transaction.

Initial

6. Fees – For Haverford’s services, Client will pay a management fee based on the market value of the Account in accordance with the Schedule of Fees described in Schedule A. Haverford’s fees are in addition to any fees assessed by mutual funds, exchange-traded funds, or any other investment vehicle in Client’s account(s). Fees are payable quarterly, in advance, and are based upon the value of Client’s account(s) as of the last trading day of the previous calendar quarter. The percentage- fee will be prorated for any period of less than a quarter year, but a fee shall be due for each such quarter during any part of which Haverford is managing the Account. Client agrees that the management fee may be deducted directly from Client’s Account by the Custodian and automatically remitted to Haverford.

7. Disclaimers and Limitations – The Client’s investments are subject to risks associated with investing in securities, including various market, currency, economic, political and business risks, Haverford does not guarantee the performance of the Client’s investments or guarantee that Haverford’s investment advice or strategies will be successful or that the Client’s investment objectives will be met.

8. Liability – Haverford shall not be subject to liability for any act or omission in the course of, or connected with, its performance of this agreement, except in the case of willful misfeasance, bad faith or gross negligence on the part of Haverford, or the reckless disregard by Haverford of its obligations and duties under this agreement, but nothing herein shall in any way constitute a waiver or limitation of any rights which Client may have under any federal or state securities law or the Employee Retirement Income Security Act of 1974 (“ERISA”), if applicable. All actions taken by Haverford hereunder, either before or after the death or incapacity of the undersigned, but before receipt by Haverford of information of such death or incapacity, shall be binding upon Client and Client’s legal representatives who shall hold Haverford harmless hereunder from all liability arising from such action so taken.

9. Haverford Representations – Haverford represents that it is registered as an investment adviser pursuant to the Investment Advisers Act of 1940. If the Account is subject to ERISA, Haverford acknowledges that it is a “fiduciary” (as that term is defined by ERISA) with respect to the Account.

10. Client Representations – Client represents that employment of Haverford has been accomplished in accordance with, and does not violate, the documents governing the Account. Client will furnish Haverford with true copies of all governing documents. If the Account is subject to ERISA: (i) Client acknowledges that it is a “named fiduciary” with respect to control or management of the assets of the Account; (ii) Client agrees to obtain and maintain a bond, satisfying the requirements of Section 412 of ERISA, and to include Haverford and its agents among those insured under that bond; and (iii) Client represents that Haverford’s investment strategy is appropriate for the Account’s assets.

11. Disclosure – Client acknowledges that he/she has read the foregoing and has kept a copy for future reference, and Client acknowledges receipt of Haverford’s Form ADV Part II (Disclosure Document), as required by the Investment Advisers Act of 1940.

12. Confidential Relationship – All information and advice furnished by either party to the other shall be treated as confidential and shall not be disclosed to third parties except as required by law.

13. Institutional Clients Only – Haverford maintains a Representative Client List made up of select institutional Clients. Such list is made available to potential investors on an individual basis only, and is not widely distributed or advertised. By initialing this section, you are agreeing to permit the use of Client’s name on such List.     / /    (initial)

14. Non-Exclusive Contract – Client understands that Haverford acts as adviser to other clients, and may publish or give advice and take action with respect to any other client which may differ from the timing or nature of action taken with respect to the Account. Client further understands that Haverford will not have any obligation to purchase or sell for the Account, or to recommend for purchase or sale by the Account, any securities which Haverford, its principals, affiliates, or employees may purchase or sell for any other client or themselves if in their opinion such transaction appears inadvisable for the Account. Client recognizes that transactions in a specific security may not be accomplished for all clients at the same time at the same price.

15. Assignment – No assignment (as that term is defined in the Investment Advisers Act of 1940) of this Agreement may be made by either party without the prior consent of the parties.

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16. Termination – This agreement may be terminated at any time by either party upon written notice to the other party. Fees will be prorated to date of termination, and any fees prepaid but unearned shall be refunded to the Client. In the event of termination of this agreement, Haverford shall have no obligation whatsoever to recommend any action with respect to or to liquidate the assets in the Account. Haverford shall be entitled to be paid its fees in connection with its services provided hereunder for the period prior to such termination.

17. Captions – The captions in this agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18. Pre-dispute Arbitration Clause – Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the Rules of the American Arbitration Association.

19. Severability – If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule. All other provisions of this Agreement will continue to remain in full force and effect.

20. Entire Agreement – This agreement constitutes the entire agreement of the parties with respect to management of the Account and can be amended only by a written document signed by both parties.

Date: 12/20/08

/s/ John H. McCoy
John H. McCoy
/s/
Client Signature

Haverford Financial Services, Inc.

/s/ Joseph J. McLaughlin
Joseph J. McLaughlin
Chief Executive Officer

Haverford Financial Services, Inc.
3 Radnor Corporate Center, Suite 450
Radnor, PA 19087-4546

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Schedule A – Haverford Investment Policy and Guidelines

Client Information:
Client Name:	NRM Investment Company
Street Address:	280 Abrahams Lane
City/State/Zip Code:	Villanova, PA 19085
Primary Contact:	John H. McCoy	Phone #:	610-995-0322
☐ Supporting entity documentation provided. (company filings, partnership agreements, IRS determination letter 501(c)(3), etc.)
Authorized Parties:
The persons authorized to give consents, approvals and otherwise bind the Portfolio in all respects are each of the individuals listed below; If none indicated, each of the individuals signing this agreement, each of whom may act alone:

John H. McCoy

Account Information:
Account Title:	NRM Investment Company
Tax ID # for Account:	23-1922688
☐ Current portfolio holdings or account statement provided.

Financial Advisor/Consultant Information (if applicable):
Firm Name:
Street Address:
City/State/Zip Code:
Representative/Contact:		Phone #:

Custodian Information (if applicable):
Firm Name:	F.N.B. Wealth Management
Street Address:	532 Main Street
City/State/Zip Code:	Johnstown. PA 15901
Representative/Contact:		Phone #:

Broker-Dealer Information (if applicable):
Firm Name:
Street Address:
City/State/Zip Code:
Representative/Contact:		Phone #:

Investment Objective (as described in the Appendix):
_____ % Quality Growth Equity ______ % Quality 250™ Equity
100 % Fixed Income:	Municipal
_____ % Other:

Investment Guidelines and Additional Investment Restrictions:
☐ Investment policy statement provided. (Fixed Income Clients: If you have not provided a formal Investment Policy Statement, please complete the attached Investment Objectives and Guidelines document.)

☐ Directed holds:
☐ Other:

Fee Information:
The annual investment management fees are calculated as follows:
.30 % on the first ALL million of the assets under management
_______% on the next _____ million
_______% on the next _____ million, and thereafter negotiable, based on the quarterly valuations

Client Initial:     / /    Date: 12/20/08

Appendix - Haverford Investment Policy and Guidelines

Quality Growth Equity
The Quality Growth Equity Portfolio typically holds between 25 and 35 stocks, diversified across a variety of economic sectors and industry groups. Additionally, our Quality Growth Equity portfolio contains the stocks of companies with large market capitalization that are A-rated by either Standard & Poor’s or Value Line. They are all U.S. exchange listed and all pay a dividend. Clients investing in the Quality Growth Equity Portfolio should have a time horizon of at least five years.

Quality 250™ Equity
The Quality 250 contains the 250 largest U.S. domiciled A-rated stocks as measured by their total dividend payment. The portfolio is constructed based on a systematic, patent-pending construction methodology and is reweighted and rebalanced quarterly. Portfolio holdings are weighted by the company’s total dividend payment. Clients investing in the Quality 250 should have a time horizon of at least five years.

Fixed Income
Haverford’s Fixed Income Portfolios hold securities with significant liquidity, such as . but not limited to, U.S. Treasuries and Federal agencies, investment grade corporate bonds, mortgage-backed securities, and, when appropriate, municipal bonds. The average portfolio duration generally ranges between four and six years and is designed to preserve principal and provide consistent income. We recommend a minimum two-year time horizon for the clients investing in the Fixed Income Portfolio.

Balanced
The Balanced Portfolio combines an Equity Portfolio (Quality Growth or Quality 250™) with a Fixed Income Portfolio, incorporating the philosophy of each objective. The ratio of equity to fixed income is customized to the investment policy statement or the financial needs and risk tolerance of the client, We recommend a minimum two to four year time horizon for clients investing in the Balanced Portfolio.

/s/ John H. McCoy
Client Initial: / / Date: 01/3/09